Exhibit 8.2

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

April 24, 2024

Royal Bank of Canada

Royal Bank Plaza

200 Bay Street

Toronto, Ontario

M5J 2J5

Dear Sirs/Mesdames:

Royal Bank of Canada – US$1,000,000,000 7.500% Limited Recourse Capital Notes, Series 4 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness) and 1,000,000 Non-Cumulative 5-Year Fixed Rate Reset First Preferred Shares, Series BV (Non-Viability Contingent Capital (NVCC))

We have acted as Canadian counsel to Royal Bank of Canada (the “Bank”) in connection with the issue and sale today by the Bank of (i) US$1,000,000,000 aggregate principal amount of 7.500% Limited Recourse Capital Notes, Series 4 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness) due 2084 (the “Notes”) and (ii) 1,000,000 Non-Cumulative 5-Year Fixed Rate Reset First Preferred Shares, Series BV (Non-Viability Contingent Capital (NVCC)) of the Bank (the “Preferred Shares” and, collectively with the Notes, the “Securities”) to Computershare Trust Company of Canada, as trustee of Leo LRCN Limited Recourse Trust.

We hereby confirm to you that the statements of Canadian tax law set forth under the heading “Canadian Federal Income Tax Considerations” in the prospectus supplement relating to the Securities, dated April 17, 2024 (the “Prospectus Supplement”), are our opinion and are accurate in all material respects subject to the limitations and qualifications therein.

We hereby consent to the filing of this opinion as an exhibit to the Bank’s Current Report on Form 6-K and to the reference to us under the heading “Canadian Federal Income Tax Considerations” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours truly,

/s/ Osler, Hoskin & Harcourt LLP